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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)*


                            U.S. Home Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   90335C100
                        ------------------------------
                                 (CUSIP Number)

                                October 2, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO. 90335C100                                         PAGE 2 OF 5 PAGES
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      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)


      Southwest Securities Group, Inc.
      75-2040825
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(See Instructions)
 2.                                                             (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3.


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
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                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          365,725
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          365,725
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      365,725
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      7.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      CO
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CUSIP NO. 90335C100                                         PAGE 3 OF 5 PAGES
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
Item 1.

          Item 1(a)  Name of Issuer:
                     U.S. Home Systems, Inc.

          Item 1(b)  Address of Issuer's Principal Executive Offices:
                     750 State Highway 121, Suite 170
                     Lewisville, Texas 75067

Item 2.

          Item 2(a)  Name of Person Filing:
                     Southwest Securities Group, Inc.

          Item 2(b)  Address or principal business office or, if none, residence:
                     1201 Elm Street, Suite 3500
                     Dallas, Texas 75270

          Item 2(c)  Citizenship or Place of Organization:
                     Delaware

          Item 2(d)  Title of class of securities:
                     Common Stock

          Item 2(e)  CUSIP No.:
                     90335C100

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c), check whether the person filing is a:

         (a) [_]  Broker or dealer registered under section 15 of the Act (15
                  U.S.C. 78o).

         (b) [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

         (c) [_]  Insurance company as defined in section 3(a)(19) of the Act
                  (15 U.S.C. 78c).

         (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e) [_]  An investment adviser in accordance with Rule 13d-
                  1(b)(1)(ii)(E);

         (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

         (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

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CUSIP NO. 90335C100                                         PAGE 4 OF 5 PAGES
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Item 4.  Ownership.

         Item 4(a)  Amount beneficially owned: 365,725

         Item 4(b)  Percent of class:  7.5%

         The calculation of the percentage of beneficial ownership of U.S. Home Systems, Inc. common stock is based upon 4,902,646 shares outstanding on June 30, 2001, as reported in the most recent Quarterly Report on Form 10-Q, filed August 3, 2001.

         Item 4(c) Number of shares as to which the person has:

                   (i)   Sole power to vote or to direct the vote:  365,725

                   (ii)  Shared power to vote or to direct the vote:  -0-

                   (iii) Sole power to dispose or to direct the disposition of:
                         365,725

                   (iv) Shared power to dispose or to direct the disposition of: -0-

Item 5.  Ownership of Five Percent or Less of a Class.

         If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [_]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of a Group.

         Not Applicable.

Item 10. Certifications.

         Item 10(a)  Not Applicable.

         Item 10(b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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CUSIP NO. 90335C100                                         PAGE 5 OF 5 PAGES
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Signature
---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



October 11, 2001                    Southwest Securities Group, Inc.

                                    By:    /s/ David Glatstein
                                       -----------------------------------------
                                    Name:  David Glatstein
                                         ---------------------------------------
                                    Title: President and Chief Executive Officer
                                          --------------------------------------